Exhibit 5.2

Drinker Biddle & Reath LLP

March 4, 2013

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with offer and sale of 39.1 million shares of common stock, par value $0.001 per share, of the Company (the “Shares”) pursuant to the Underwriting Agreement dated February 26, 2013 (the “Underwriting Agreement”) by and among the Company and Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as representatives of the several underwriters named therein. The Shares have been offered for sale pursuant to a prospectus supplement dated February 26, 2013 filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on February 28, 2013 to the prospectus (as amended and supplemented by the prospectus supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (File No. 333-183196) filed by the Company with the Commission on August 9, 2012 and declared effective on August 20, 2012 (the “Registration Statement”).

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

On the basis of the foregoing and subject to the qualifications expressed below, we are of the opinion that the Shares, upon payment and delivery in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable by the Company.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Radian Group Inc.

March 4, 2013

We hereby consent to the reference to our firm under the caption “Validity of the Common Stock” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 4, 2013 and to the incorporation by reference of this opinion in the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP